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                                                                       Exhibit 5

                                  June 6, 2001


WGL Holdings, Inc.
1100 H St., N.W.
Washington, DC 20080

Gentlemen:

        As Senior Vice President and General Counsel of WGL Holdings, Inc. ("Company"), I submit this opinion of counsel in connection with the registration of 1,857,250 shares of the Company's common stock (the "Common Stock"), as described in the Registration Statement filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Registration Statement").

        Based upon my review and knowledge of applicable regulatory and corporate action authorizing issuance of the Common Stock, it is my opinion that the Common Stock will, when sold as contemplated by the Registration Statement, be legally issued, fully paid and non-assessable.

        I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving my consent, I do not thereby admit that I am within the category of persons whose consent is required by Section 7 of the Securities Act of 1933.

                                                Sincerely,

                                                JOHN K. KEANE, JR.
                                                ------------------
                                                John K. Keane, Jr.